PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
September 9, 2013

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2013 SECOND QUARTER RESULTS

•	SECOND QUARTER NON-GAAP EPS OF $1.39 EXCEEDED GUIDANCE OF $1.35; GAAP LOSS PER SHARE WAS $(0.20)

•	COMPANY MAINTAINS FULL YEAR 2013 NON-GAAP EPS GUIDANCE OF $7.00 AS AN UNCERTAIN GLOBAL CONSUMER ENVIRONMENT IS EXPECTED TO PRESSURE SECOND HALF 2013 EARNINGS

New York, New York - PVH Corp. [NYSE: PVH] reported 2013 second quarter results.

Non-GAAP Amounts:
The discussions of results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Second Quarter Results:

•	On a non-GAAP basis, earnings per share was $1.39, which exceeded the Company’s guidance of $1.35 and the prior year’s second quarter earnings per share of $1.28.

•
GAAP loss per share was $(0.20) as compared to the prior year’s second quarter earnings per share of $1.22, driven by the acquisition, integration and restructuring costs associated with the Company’s acquisition of The Warnaco Group, Inc. (“Warnaco”). A significant portion of these costs was non-cash.

•
Revenue increased 47% to $1.965 billion, as compared to the prior year’s second quarter. The increase was principally driven by the addition of approximately $507 million of revenue related to the newly acquired Warnaco businesses, net of a reduction in licensing revenue attributable to Warnaco for the prior year. Also contributing to the increase was incremental revenue of $77 million in the Tommy Hilfiger business, $43 million in the pre-acquisition Calvin Klein businesses and $22 million in the pre-acquisition Heritage Brands wholesale businesses, partially offset by a reduction of $13 million in the Heritage Brands Retail business and $8 million attributable to the Izod women’s and Timberland wholesale sportswear businesses that the Company exited in 2012.

Second Quarter Business Review:
Due to the 53rd week in 2012, second quarter 2013 comparable store sales are more appropriately compared with the thirteen week period ended August 5, 2012. All comparable store sales discussed in this release are presented on this shifted basis.

Calvin Klein
Revenue in the Calvin Klein business increased $419 million from the prior year’s second quarter to $671 million. The newly-acquired Warnaco divisions contributed $376 million of the increase, which amount is net of the reduction in licensing revenue attributable to Warnaco for the prior year. Comparable store sales within the Calvin Klein North America retail business increased 6%, while the Company’s Calvin Klein North America wholesale sportswear business experienced strong double-digit growth. Calvin Klein International comparable store sales decreased 1%. Revenue for the Warnaco Calvin Klein jeans and underwear businesses was ahead of the Company’s estimates both in North America and internationally. The Calvin Klein businesses in China and Brazil continued to exhibit strong momentum and the Korea business, which was planned down for the second quarter, showed some improvement over first quarter trends. The Calvin Klein Europe business remained under pressure, as the jeans business is in transition and continues to be weak in Spain and Italy, where it is primarily concentrated. In addition, wholesale revenue in Europe decreased as the Company continued to rationalize its wholesale distribution to focus on accounts that the Company views as brand-enhancing and more creditworthy.

Royalty revenue in the second quarter decreased $21 million from the prior year amount, driven principally by the loss of Warnaco royalties that were included in the prior year and the expiration of a long-term contractual agreement related to royalties in the North America women’s sportswear business, which together totaled $24 million. Excluding the expiration of this contract and the loss of Warnaco royalties, royalty revenue increased 10%, driven by continued strength in women’s sportswear, handbags and accessories, as well as suits and footwear.

Earnings before interest and taxes for the Calvin Klein business increased to $95 million on a non-GAAP basis as compared to $60 million in the prior year’s second quarter (which was in accordance with GAAP). The increase was principally driven by the addition of earnings related to the newly acquired Calvin Klein businesses and a strong increase in revenue from the Company’s pre-acquisition North America divisions mentioned above, combined with gross margin improvement across these divisions resulting from higher average unit retail selling prices.

GAAP loss before interest and taxes for the Calvin Klein business was $(17) million, as compared to earnings before interest and taxes of $60 million in the prior year’s second quarter. Driving the decline were acquisition, integration and restructuring costs incurred during the second quarter associated with the Warnaco acquisition, a significant portion of which was non-cash, partially offset by the earnings increases discussed above.

Tommy Hilfiger
The Tommy Hilfiger business posted revenue of $799 million, an 11% increase as compared to $722 million in the prior year’s second quarter. Revenue in the Tommy Hilfiger North America business increased 10%, principally driven by retail comparable store sales growth of 7% and retail square footage expansion. Revenue in the Tommy Hilfiger International business increased 11% as compared to the prior year’s second quarter, driven by a double-digit increase in the European wholesale business and European retail comparable store sales growth of 6% and retail square footage expansion. These increases were partially offset by a revenue decline in Japan, where the Company’s efforts to strategically reposition the brand are continuing.

Earnings before interest and taxes for the Tommy Hilfiger business increased 3% to $100 million from $97 million on a non-GAAP basis and $94 million on a GAAP basis in the prior year’s second quarter, driven by the Tommy Hilfiger North America business, which exhibited double-digit earnings growth due to the previously mentioned revenue increases. Partially offsetting this increase was a decline in Tommy Hilfiger International earnings due to the underperformance in Japan and gross margin pressure experienced in Europe.

Heritage Brands
Total revenue for the Heritage Brands business was $495 million, an increase of 36% as compared to $363 million in the prior year’s second quarter. The increase was principally driven by the addition of $131 million of revenue related to the newly acquired Speedo swim product and Warner’s and Olga women’s intimate apparel businesses, partially offset by a decrease of $8 million, or 2%, resulting from the 2012 exit from the Izod women’s and Timberland wholesale sportswear businesses. Excluding the impact of exited businesses, revenue for the pre-acquisition Heritage Brands business increased 2%, due principally to increases in the dress furnishings and Van Heusen and Izod men’s wholesale sportswear businesses, partially offset by a 10% comparable store sales decline in the Company’s Heritage Brands Retail business, largely due to the continued soft performance of the Bass retail business.

Earnings before interest and taxes for the Heritage Brands business was $44 million on a non-GAAP basis, as compared to the prior year’s second quarter of $23 million (which was in accordance with GAAP). The increase was due principally to the revenue increases outlined above, partially offset by lower gross margins across our Heritage Brands Retail business resulting from higher promotional selling during the quarter.

On a GAAP basis, earnings before interest and taxes for the Heritage Brands business was $33 million, as compared to $23 million in the prior year’s second quarter. This increase was due principally to the revenue increase noted above, partially offset by Warnaco acquisition, integration and restructuring costs, a significant portion of which was non-cash.

Second Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes increased 35% to $213 million from $158 million in the prior year’s second quarter, driven by (i) an increase of $35 million in the Calvin Klein business; (ii) an increase of $3 million in the Tommy Hilfiger business; and (iii) an increase of $21 million in the Heritage Brands business; partially offset by an increase of $3 million in corporate expenses, due principally to the addition of Warnaco corporate expenses, net of savings and synergies realized from the acquisition.

Earnings before interest and taxes on a GAAP basis was $73 million, as compared to $153 million in the prior year’s second quarter. The earnings decrease was primarily due to $140 million of Warnaco acquisition, integration and restructuring charges, partially offset by the changes discussed above. Of the $140 million of acquisition, integration and restructuring charges incurred during the quarter, $75 million were non-cash, most of which relate to short-lived valuation adjustments and amortization.

Net interest expense increased to $47 million, as compared to $28 million in the prior year’s second quarter, due to an increase in the Company’s total indebtedness incurred in connection with the Warnaco acquisition. During the second quarter of 2013, the Company made debt repayments totaling $182 million on its outstanding term loans, the majority of which was voluntary.

On a non-GAAP basis, the effective tax rate was 30.3% as compared to 27.2% in the prior year’s second quarter. On a GAAP basis, the impact of the Warnaco acquisition on pre-tax income, combined with non-recurring discrete items recorded during the quarter related to the Warnaco integration, resulted in an increase in the GAAP effective tax rate to 161.1%, as compared to 28.0% in the prior year’s second quarter.

Six Months Consolidated Results:

•	On a non-GAAP basis, earnings per share was $3.29 as compared to $2.61 for the prior year.

•	GAAP loss per share was $(0.45) as compared to earnings per share of $2.52 for the prior year.

•
Revenue on a non-GAAP basis was $3.905 billion, which represents an increase of $1.141 billion, or 41% over the prior year’s amount of $2.764 billion (which was in accordance with GAAP). The increase was due to:

◦
A $795 million increase in the Calvin Klein business, driven primarily by the addition of (i) $737 million attributable to the newly acquired Warnaco businesses, net of the reduction in licensing revenue attributable to Warnaco for the prior year; (ii) a 5% increase in comparable store sales in the North America retail business; and (iii) a double-digit increase in the pre-acquisition North America wholesale sportswear business. Royalty revenue decreased 34% as compared to the prior year, driven principally by the loss of Warnaco royalties that were included in the prior year and the expiration of a long-term contractual agreement related to royalties in the North America women’s sportswear business, which together totaled $48 million. Excluding the expiration of this contract and loss of Warnaco royalties, royalty revenue increased 7%, driven by strength in women’s sportswear, handbags and accessories, women’s coats, outerwear and suits.

◦
An 8%, or $118 million, increase in the Tommy Hilfiger business. Revenue increased 12% in the Tommy Hilfiger North America business, principally driven by comparable store sales growth of 6% and square footage expansion in the North America retail business, combined with strong first quarter performance in the North America wholesale business. Revenue in the Tommy Hilfiger International business increased 5%, driven by European retail comparable store sales growth of 5% and retail square footage expansion, partially offset by continued weakness in Japan, where the Company’s efforts to strategically reposition the brand are continuing.

◦	A 30%, or $227 million, increase in the Heritage Brands business driven primarily by the addition of $257 million attributable to the newly acquired Warnaco businesses, partially offset by the negative impact of 5%, or $36 million, related to the exited Izod women’s and Timberland wholesale sportswear businesses and a comparable store sales decline of 9% in the retail business due in large part to the continued weak performance of the Bass retail business.

•
Revenue of $3.875 billion on a GAAP basis was $30 million lower than non-GAAP revenue due to sales returns accepted from certain Warnaco wholesale customers in Asia during the first quarter in connection with an initiative to reduce excess inventory levels.

•	On a non-GAAP basis, earnings before interest and taxes increased $137 million to $455 million. This change resulted from:

◦
An $83 million increase in the Calvin Klein business attributed to the revenue increase discussed above, which was principally driven by the addition of the newly acquired Warnaco businesses and strong performance in the Company’s pre-acquisition Calvin Klein businesses.

◦	An $18 million increase in the Tommy Hilfiger business due principally to the revenue increase mentioned above.

◦	A $43 million increase in the Heritage Brands business driven by the addition of the newly acquired Warnaco businesses.

◦	A $6 million increase in corporate expenses due principally to the addition of Warnaco corporate expenses, net of savings and synergies realized from the acquisition.

•
GAAP earnings before interest and taxes decreased $229 million to $80 million as compared to the prior year. The earnings decrease was primarily due to $374 million of acquisition, integration, restructuring and debt modification and extinguishment charges related to the Warnaco acquisition, partially offset by the changes discussed above. Of the $374 million of acquisition, integration and restructuring charges incurred during the six month period, $208 million were non-cash, most of which relate to short-lived valuation adjustments and amortization.

•
On a non-GAAP basis, net interest expense increased to $92 million, as compared to $58 million in the prior year period (which was in accordance with GAAP), due to an increase in the Company’s total indebtedness incurred in connection with the Warnaco acquisition. GAAP net interest expense was $93 million.

•
On a non-GAAP basis, the effective tax rate was 25.1% as compared to 26.0% in the prior year period. The GAAP effective tax rate was (174.0)% as compared to 26.4% for the prior year period. The Company’s GAAP 2013 tax rate was negatively impacted by non-recurring discrete items related to the Warnaco integration.

2013 Guidance:
Please see the section entitled “Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The global environment continues to be challenging in most key markets. In light of the Warnaco integration and the uncertainty impacting the overall markets, the Company remains cautious about the remainder of the year.

The Company projects that revenue on a non-GAAP basis in 2013 will be approximately $8.25 billion.

It is currently projected that revenue for the Calvin Klein business in 2013 on a non-GAAP basis will increase to approximately $2.75 billion as compared to the 2012 amount of $1.15 billion (which was in accordance with GAAP), principally due to the newly acquired Warnaco jeans and underwear businesses. Revenue for the Tommy Hilfiger business in 2013 is currently expected to be approximately $3.42 billion as compared to the 2012 amount of $3.22 billion. Revenue for the Heritage Brands business in 2013 is currently projected to increase to approximately $2.08 billion as compared to the 2012 amount of $1.68 billion due principally to the addition of revenue related to the newly acquired Speedo swim product and Warner’s and Olga women’s intimate apparel businesses.

The Company currently projects that earnings per share on a non-GAAP basis will be approximately $7.00 as compared to $6.58 in 2012.

The Company currently projects that 2013 interest expense will be $195 million to $200 million and that the non-GAAP 2013 full year tax rate will be 25.5% to 26.0%. The Company remains on track to make term loan payments of approximately $400 million for the full year 2013, the majority of which amount would be voluntary.

The Company’s non-GAAP 2013 earnings per share estimate excludes approximately $500 million of pre-tax costs associated with the Warnaco acquisition and the related integration, restructuring and debt modification and extinguishment, of which approximately $250 million are expected to be non-cash charges, the majority of which is expected to relate to short-lived valuation adjustments and amortization. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Third Quarter Guidance
Revenue in the third quarter of 2013 is currently expected to be approximately $2.2 billion.

It is currently projected that revenue for the Calvin Klein business in the third quarter of 2013 will increase to approximately $750 million as compared to the 2012 amount of $320 million, principally due to the newly acquired Warnaco jeans and underwear businesses. Revenue for the Tommy Hilfiger business in the third quarter of 2013 is currently expected to be approximately $900 million as compared to the 2012 amount of $834 million. Revenue for the Heritage Brands business in the third quarter of 2013 is currently projected to increase to approximately $550 million as compared to the 2012 amount of $490 million, principally due to the addition of revenue related to the newly acquired Speedo swim product and Warner’s and Olga women’s intimate apparel businesses.

On a non-GAAP basis, earnings per share for the third quarter is projected to be approximately $2.20 as compared to $2.38 in the prior year’s third quarter. This estimate is reflective of a significant shift of advertising expenses into the third quarter as compared to the prior year, as well as an increase in the tax rate from the prior year.

The Company projects that third quarter 2013 interest expense will be approximately $50 million and that the 2013 third quarter tax rate will be approximately 26.5%.

The Company’s third quarter 2013 earnings per share estimate excludes approximately $70 million of pre-tax costs associated with the acquisition, integration and related restructuring of Warnaco. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are pleased with our second quarter performance, which exceeded our previous guidance for both revenue and earnings per share, despite volatility in consumer spending during the second quarter, particularly highlighted by weakness in the United States and Europe. Our results for the quarter were driven by the outperformance of most of our newly acquired businesses coupled with organic growth in our Tommy Hilfiger and pre-acquisition Calvin Klein and wholesale Heritage Brands businesses, which more than offset the continued underperformance in our Tommy Hilfiger Japan, Bass retail and Calvin Klein Europe businesses.”

Mr. Chirico continued, “Our first half efforts have focused around integrating the acquired Warnaco businesses, with an emphasis on making investments in our people and filling key open positions, upgrading the quality and product design of Calvin Klein jeanswear, enhancing the existing operating infrastructure, reducing excess inventory levels in parts of the acquired Calvin Klein businesses, and restructuring our customer distribution in various regions. Our integration efforts and investments in the newly acquired businesses will intensify in the second half of the year, as we continue to invest in building a strong foundation for the future, which will have a negative impact on our year-over-year comparisons. In addition, as we anniversary strong multi-year sales gains at our Tommy Hilfiger and pre-acquisition Calvin Klein businesses in the second half of the year, we are continuing to hold our full year earnings per share guidance at $7.00 due to our cautious outlook that the apparel consumer environment will remain soft and sales volatility will continue, especially in Southern Europe.”

Mr. Chirico concluded, “We believe the investments we make today are necessary to rebuild the newly acquired Calvin Klein businesses and will drive our growth going forward. We are confident that these initiatives will improve and expand our brand presence globally and will position us for significant future growth.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
A revenue reduction of $30 million in the first quarter of 2013 due to sales returns accepted from certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

•
Pre-tax costs of approximately $500 million expected to be incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the Company’s debt modification and extinguishment and the sales returns mentioned above, of which $236 million was incurred in the first quarter, $140 million was incurred in the second quarter and $70 is expected to be incurred in the third quarter. Approximately $250 million of the acquisition, integration and related restructuring charges expected to be incurred in 2013 are non-cash charges, the majority of which are short-lived valuation adjustments and amortization.

•	A tax expense of $28 million in the second quarter of 2013 associated with non-recurring discrete items related to the Warnaco integration.

•
Pre-tax costs of $21 million incurred in 2012 principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which $3 million was incurred in the first quarter, $5 million was incurred in the second quarter, $7 million was incurred in the third quarter and $6 million was incurred in the fourth quarter.

•	Pre-tax costs of $46 million incurred in 2012 in connection with the acquisition of Warnaco, of which $6 million was incurred in the third quarter and $40 million was incurred in the fourth quarter.

•	A pre-tax expense of $28 million recorded in the fourth quarter of 2012 related to recognized actuarial losses on retirement plans.

•
A tax benefit of $14 million in 2012 related to the recognition of previously unrecognized net operating loss assets and tax credits, of which $5 million was recorded in the third quarter and $9 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring or debt modification and extinguishment cost or actuarial loss on retirement plans immediately recognized in earnings to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible, with the tax benefit taken at the statutory income tax rate of the local jurisdiction, or as non-deductible, in which case the Company assumed no tax benefit.

Please see Tables 1 through 8 and the section entitled “Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Tuesday, September 10, 2013 at 8:30 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #1152856. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of The Warnaco Group, Inc. (“Warnaco”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from Warnaco; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	8/4/13	7/29/12	8/4/13	7/29/12

Net sales	$1,884,439	$1,219,620	$3,707,484	$2,532,469
Royalty revenue	62,561	82,513	129,628	167,973
Advertising and other revenue	17,847	34,490	37,895	63,587
Total revenue	$1,964,847	$1,336,623	$3,875,007	$2,764,029

Gross profit on net sales	$945,680	$625,658	$1,810,426	$1,267,930
Gross profit on royalty, advertising and other revenue	80,408	117,003	167,523	231,560
Total gross profit	1,026,088	742,661	1,977,949	1,499,490

Selling, general and administrative expenses	953,468	589,333	1,860,476	1,192,004

Debt modification and extinguishment costs			40,395

Equity in income (loss) of unconsolidated affiliates, net	813	(74)	3,140	1,850

Earnings before interest and taxes	73,433	153,254	80,218	309,336

Interest expense, net	47,379	28,355	93,328	57,599

Pre-tax income (loss)	26,054	124,899	(13,110)	251,737

Income tax expense	41,963	34,981	22,812	66,343

Net (loss) income	(15,909)	89,918	(35,922)	185,394

Less: Net income attributable to redeemable non-controlling interest	87		126

Net (loss) income attributable to PVH Corp.	$(15,996)	$89,918	$(36,048)	$185,394

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.20)	$1.22	$(0.45)	$2.52

	Quarter Ended		Six Months Ended
	8/4/13	7/29/12	8/4/13	7/29/12

Depreciation and amortization expense	$109,505	$34,333	$205,348	$67,792

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2013 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the revenue and gross margin reduction due to sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; (iii) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (iv) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (v) the costs incurred in 2012 in connection with its integration of Tommy Hilfiger and the related restructuring; (vi) the tax effects associated with these costs; and (vii) the tax expense associated with non-recurring discrete items related to the Warnaco integration, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Six Months Ended
	8/4/13	7/29/12	8/4/13	7/29/12

Non-GAAP Measures
Total revenue(1)			$3,905,007
Total gross profit(2)	$1,041,264		2,058,422
Selling, general and administrative expenses(3)	828,758	$584,792	1,606,956	$1,184,147
Earnings before interest and taxes(4)	213,319	157,795	454,606	317,193
Interest expense, net(5)			92,488
Income tax expense(6)	50,350	35,232	90,853	67,526
Net income attributable to PVH Corp.(7)	115,503	94,208	271,139	192,068
Diluted net income per common share attributable to PVH Corp.(8)	$1.39	$1.28	$3.29	$2.61

Depreciation and amortization expense(9)	$58,181		$110,298

(1) Please see Table 2 for reconciliation of GAAP to non-GAAP revenue.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP gross profit.
(3) Please see Table 5 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(4) Please see Table 3 for reconciliation of GAAP to non-GAAP earnings before interest and taxes.
(5) Please see Table 6 for reconciliation of GAAP to non-GAAP interest expense.
(6)    Please see Table 7 for reconciliation of GAAP to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with acquisition, integration, restructuring and debt modification and extinguishment costs.

(7) Please see Table 1 for reconciliation of GAAP to non-GAAP net (loss) income.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.
(9) Please see Table 8 for reconciliation of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net (loss) income to non-GAAP net income

	Quarter Ended		Six Months Ended
	8/4/13	7/29/12	8/4/13	7/29/12

Net (loss) income attributable to PVH Corp.	$(15,996)	$89,918	$(36,048)	$185,394

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.20)	$1.22	$(0.45)	$2.52

Items excluded:

Gross margin associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	15,176		50,473

Gross margin impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels			30,000

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	73,386		158,470

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		4,541		7,857

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	51,324		95,050

Debt modification and extinguishment costs			40,395

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes			840

Tax effect of the items above(2)	(36,411)	(251)	(96,065)	(1,183)

Discrete tax items related to the Warnaco integration	28,024		28,024

Non-GAAP net income attributable to PVH Corp.	$115,503	$94,208	$271,139	$192,068

Non-GAAP diluted net income per common share attributable to PVH Corp.(1)	$1.39	$1.28	$3.29	$2.61

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.
(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP revenue to non-GAAP revenue

Six Months Ended
8/4/13

Revenue	$3,875,007

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000

Non-GAAP revenue	$3,905,007

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 3 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Six Months Ended
	8/4/13	7/29/12	8/4/13	7/29/12

Earnings before interest and taxes	$73,433	$153,254	$80,218	$309,336

Items excluded:

Gross margin associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	15,176		50,473

Gross margin impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels			30,000

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	73,386		158,470

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		4,541		7,857

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	51,324		95,050

Debt modification and extinguishment costs			40,395

Non-GAAP earnings before interest and taxes	$213,319	$157,795	$454,606	$317,193

Table 4 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended	Six Months Ended
	8/4/13	8/4/13

Gross profit	$1,026,088	$1,977,949

Items excluded:

Gross margin associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	15,176	50,473

Gross margin impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels		30,000

Non-GAAP gross profit	$1,041,264	$2,058,422

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 5 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Six Months Ended
	8/4/13	7/29/12	8/4/13	7/29/12

SG&A	$953,468	$589,333	$1,860,476	$1,192,004

Items excluded:

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(73,386)		(158,470)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		(4,541)		(7,857)

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	(51,324)		(95,050)

Non-GAAP SG&A	$828,758	$584,792	$1,606,956	$1,184,147

Table 6 - Reconciliation of GAAP net interest expense to non-GAAP net interest expense

Six Months Ended
8/4/13

Interest expense, net	$93,328

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(840)

Non-GAAP interest expense, net	$92,488

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 7 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense

	Quarter Ended		Six Months Ended
	8/4/13	7/29/12	8/4/13	7/29/12

Income tax expense	$41,963	$34,981	$22,812	$66,343

Items excluded:

Income tax effects of acquisition, integration, restructuring and debt modification and extinguishment costs (1)	36,411	251	96,065	1,183

Discrete tax items related to the Warnaco integration	(28,024)		(28,024)

Non-GAAP income tax expense	$50,350	$35,232	$90,853	$67,526

(1) The estimated tax effects of the Company’s acquisition, integration, restructuring and debt modification and extinguishment costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring and debt modification and extinguishment cost to determine if such item is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, restructuring and debt modification and extinguishment costs were identified as either primarily tax deductible, with the tax benefit taken at the statutory income tax rate of the local jurisdiction, or as non-deductible, in which case the Company assumed no tax benefit.

Table 8 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization

	Quarter Ended	Six Months Ended
	8/4/13	8/4/13

Depreciation and amortization	$109,505	$205,348

Items excluded:

Depreciation and amortization related to Warnaco acquisition (principally short-lived non-cash valuation amortization recorded in SG&A)	(51,324)	(95,050)

Non-GAAP depreciation and amortization	$58,181	$110,298

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended				Quarter Ended
	8/4/13				7/29/12
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net (loss) income attributable to PVH Corp.	$(15,996)	$(131,499)	(1)	$115,503	$89,918	$(4,290)	(2)	$94,208

Weighted average common shares	81,337			81,337	70,403			70,403
Weighted average dilutive securities		1,681		1,681	1,105			1,105
Weighted average impact of assumed convertible preferred stock conversion					2,095			2,095
Total shares	81,337			83,018	73,603			73,603

Diluted net (loss) income per common share attributable to PVH Corp.	$(0.20)			$1.39	$1.22			$1.28

	Six Months Ended				Six Months Ended
	8/4/13				7/29/12
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net (loss) income attributable to PVH Corp.	$(36,048)	$(307,187)	(1)	$271,139	$185,394	$(6,674)	(2)	$192,068

Weighted average common shares	80,653			80,653	69,471			69,471
Weighted average dilutive securities		1,684		1,684	1,346			1,346
Weighted average impact of assumed convertible preferred stock conversion					2,785			2,785
Total shares	80,653			82,337	73,602			73,602

Diluted net (loss) income per common share attributable to PVH Corp.	$(0.45)			$3.29	$2.52			$2.61

(1)
Represents the impact on net loss in the period ended August 4, 2013 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the impact of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; (iii) the costs incurred in connection with the Company’s debt modification and extinguishment; (iv) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (v) the tax effects associated with these costs; and (vi) the tax expense associated with non-recurring discrete items related to the Warnaco integration. Please see Table 1 for a reconciliation of GAAP net (loss) income to non-GAAP net income. Adjustments to weighted average dilutive securities represent the dilutive impacts of securities included in the non-GAAP earnings per share calculations.  Such amounts are not included in the GAAP earnings per share calculations because there are GAAP net losses attributable to PVH Corp., and, as such, the inclusion of these securities would have been antidilutive.

(2) Represents the impact on net income in the period ended July 29, 2012 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (ii) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	8/4/13	7/29/12
ASSETS
Current Assets:
Cash and Cash Equivalents	$628,920	$261,986
Receivables	756,269	425,665
Inventories	1,348,598	909,447
Other Current Assets	346,858	222,840
Total Current Assets	3,080,645	1,819,938
Property, Plant and Equipment	693,857	484,443
Goodwill and Other Intangible Assets	7,400,320	4,261,467
Other Assets	339,924	165,640
	$11,514,746	$6,731,488

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,336,755	$968,581
Short-Term Borrowings	3,447	52,791
Current Portion of Long-Term Debt	85,000	88,021
Other Liabilities	1,841,033	1,125,803
Long-Term Debt	4,195,151	1,715,464
Redeemable Non-Controlling Interest	5,600
Stockholders’ Equity	4,047,760	2,780,828
	$11,514,746	$6,731,488

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	8/4/13	7/29/12
Calvin Klein North America
Net sales	$332,119	$150,546
Royalty revenue	22,610	28,891
Advertising and other revenue	8,024	14,201
Total	362,753	193,638

Calvin Klein International
Net sales	286,152	12,124
Royalty revenue	15,796	30,355
Advertising and other revenue	5,884	15,114
Total	307,832	57,593

Total Calvin Klein
Net sales	618,271	162,670
Royalty revenue	38,406	59,246
Advertising and other revenue	13,908	29,315
Total	670,585	251,231

Tommy Hilfiger North America
Net sales	357,081	324,482
Royalty revenue	6,034	5,101
Advertising and other revenue	1,748	2,285
Total	364,863	331,868

Tommy Hilfiger International
Net sales	420,485	375,495
Royalty revenue	12,810	13,078
Advertising and other revenue	1,138	1,465
Total	434,433	390,038

Total Tommy Hilfiger
Net sales	777,566	699,977
Royalty revenue	18,844	18,179
Advertising and other revenue	2,886	3,750
Total	799,296	721,906

Heritage Brands Wholesale
Net sales	328,540	183,500
Royalty revenue	4,158	3,859
Advertising and other revenue	762	1,189
Total	333,460	188,548

Heritage Brands Retail
Net sales	160,062	173,473
Royalty revenue	1,153	1,229
Advertising and other revenue	291	236
Total	161,506	174,938

Total Heritage Brands
Net sales	488,602	356,973
Royalty revenue	5,311	5,088
Advertising and other revenue	1,053	1,425
Total	494,966	363,486

Total Revenue
Net sales	1,884,439	1,219,620
Royalty revenue	62,561	82,513
Advertising and other revenue	17,847	34,490
Total	$1,964,847	$1,336,623

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	8/4/13			7/29/12
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$39,496	$(27,632)	$67,128	$36,412		$36,412

Calvin Klein International	(56,878)	(85,008)	28,130	23,777		23,777

Total Calvin Klein	(17,382)	(112,640)	95,258	60,189		60,189

Tommy Hilfiger North America	61,960		61,960	52,636		52,636

Tommy Hilfiger International	37,859		37,859	41,113	$(3,497)	44,610

Total Tommy Hilfiger	99,819		99,819	93,749	(3,497)	97,246

Heritage Brands Wholesale	29,149	(11,247)	40,396	13,797		13,797

Heritage Brands Retail	4,013		4,013	9,306		9,306

Total Heritage Brands	33,162	(11,247)	44,409	23,103		23,103

Corporate	(42,166)	(15,999)	(26,167)	(23,787)	(1,044)	(22,743)

Total earnings before interest and taxes	$73,433	$(139,886)	$213,319	$153,254	$(4,541)	$157,795

(1)	Adjustments for the quarter ended August 4, 2013 represent the elimination of costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring.

(2)	Adjustments for the quarter ended July 29, 2012 represent the elimination of costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Six Months Ended			Six Months Ended
	8/4/13			7/29/12
	Results
	Under		Non-GAAP
Calvin Klein North America	GAAP	Adjustments(1)	Results
Net sales	$625,459		$625,459	$312,520
Royalty revenue	48,026		48,026	60,199
Advertising and other revenue	16,719		16,719	26,075
Total	690,204		690,204	398,794

Calvin Klein International
Net sales	541,340	$(30,000)	571,340	21,869
Royalty revenue	34,149		34,149	64,520
Advertising and other revenue	12,750		12,750	28,167
Total	588,239	(30,000)	618,239	114,556

Total Calvin Klein
Net sales	1,166,799	(30,000)	1,196,799	334,389
Royalty revenue	82,175		82,175	124,719
Advertising and other revenue	29,469		29,469	54,242
Total	1,278,443	(30,000)	1,308,443	513,350

Tommy Hilfiger North America
Net sales	694,757		694,757	623,462
Royalty revenue	12,524		12,524	9,625
Advertising and other revenue	4,206		4,206	3,972
Total	711,487		711,487	637,059

Tommy Hilfiger International
Net sales	872,271		872,271	829,345
Royalty revenue	24,563		24,563	23,358
Advertising and other revenue	2,352		2,352	2,509
Total	899,186		899,186	855,212

Total Tommy Hilfiger
Net sales	1,567,028		1,567,028	1,452,807
Royalty revenue	37,087		37,087	32,983
Advertising and other revenue	6,558		6,558	6,481
Total	1,610,673		1,610,673	1,492,271

Heritage Brands Wholesale
Net sales	683,109		683,109	437,618
Royalty revenue	8,150		8,150	7,839
Advertising and other revenue	1,366		1,366	2,357
Total	692,625		692,625	447,814

Heritage Brands Retail
Net sales	290,548		290,548	307,655
Royalty revenue	2,216		2,216	2,432
Advertising and other revenue	502		502	507
Total	293,266		293,266	310,594

Total Heritage Brands
Net sales	973,657		973,657	745,273
Royalty revenue	10,366		10,366	10,271
Advertising and other revenue	1,868		1,868	2,864
Total	985,891		985,891	758,408

Total Revenue
Net sales	3,707,484	(30,000)	3,737,484	2,532,469
Royalty revenue	129,628		129,628	167,973
Advertising and other revenue	37,895		37,895	63,587
Total	$3,875,007	$(30,000)	$3,905,007	$2,764,029

(1)
Adjustments for the six months ended August 4, 2013 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	8/4/13			7/29/12
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$51,934	$(68,734)	$120,668	$72,490		$72,490

Calvin Klein International	(105,032)	(185,468)	80,436	46,003		46,003

Total Calvin Klein	(53,098)	(254,202)	201,104	118,493		118,493

Tommy Hilfiger North America	107,970		107,970	81,513	$(379)	81,892

Tommy Hilfiger International	110,001		110,001	114,593	(3,497)	118,090

Total Tommy Hilfiger	217,971		217,971	196,106	(3,876)	199,982

Heritage Brands Wholesale	57,504	(28,770)	86,274	34,037		34,037

Heritage Brands Retail	(2,790)		(2,790)	6,710		6,710

Total Heritage Brands	54,714	(28,770)	83,484	40,747		40,747

Corporate	(139,369)	(91,416)	(47,953)	(46,010)	(3,981)	(42,029)

Total earnings before interest and taxes	$80,218	$(374,388)	$454,606	$309,336	$(7,857)	$317,193

(1)
Adjustments for the six months ended August 4, 2013 represent the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the impact of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; and (iii) the costs incurred in connection with the Company’s debt modification and extinguishment.

(2)	Adjustments for the six months ended July 29, 2012 represent the elimination of costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring.

PVH CORP.
Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2013 estimated results excluding (a) costs expected to be incurred in connection with its acquisition and integration of Warnaco and the related restructuring; (b) the impact of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels; (c) the costs incurred in connection with the Company’s debt modification and extinguishment; (d) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (e) the actuarial loss expected to be incurred on retirement plans; (f) the estimated tax effects associated with these costs; and (g) the tax expense associated with non-recurring discrete items related to the Warnaco integration, and (2) 2012 results excluding (a) costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (b) costs incurred in connection with its acquisition of Warnaco; (c) the interest expense incurred in connection with the issuance of $700 million of senior notes related to its acquisition of Warnaco; (d) the recognized actuarial loss on retirement plans; (e) the tax effects associated with these costs; and (f) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits. Both the 2013 estimated results and 2012 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The amounts referred to in clauses (1) and (2)(a) through (2)(e) above are also excluded from earnings per share calculations for purposes of incentive compensation awards. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration, restructuring, debt modification or debt extinguishment cost or actuarial loss on retirement plans to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible, with the tax benefit taken at the statutory income tax rate of the local jurisdiction, or as non-deductible, in which case the Company assumed no tax benefit.

2013 Estimated Revenue Reconciliation	Full Year 2013 (Consolidated)	Full Year 2013 (Calvin Klein)

GAAP revenue	$8.22B	$2.72B
Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	$0.03B	$0.03B
Non-GAAP revenue	$8.25B	$2.75B

2013 Tax Rate Reconciliation	Full Year 2013 (Estimated)

GAAP tax rate range	35.7% - 36.2%
Adjustment for discrete tax items related to the Warnaco integration	(10.2)%
Non-GAAP tax rate range	25.5% - 26.0%

PVH CORP.
Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

	Current Guidance		Previous Guidance
2013 Net Income Per Common Share Reconciliations	Full Year 2013 (Estimated)	Third Quarter 2013 (Estimated)	Second Quarter 2013 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$2.18	$1.58	$0.30
Estimated per common share impact of after tax acquisition, integration, restructuring and debt modification and extinguishment costs and actuarial loss on retirement plans	$4.82	$0.62	$1.05
Net income per common share attributable to PVH Corp. excluding impact of acquisition, integration, restructuring and debt modification and extinguishment costs and actuarial loss on retirement plans	$7.00	$2.20	$1.35

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2013 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, adjustments related to the valuation of the purchase price for the Warnaco acquisition, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial loss on retirement plans. Other than the Company’s acquisition of Warnaco, which closed on February 13, 2013, and the related restructuring, the Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

(In millions, except per share data)

	Full Year 2012				Third Quarter 2012
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$433.8	$(52.5)	(1)	$486.4	$167.7	$(8.1)	(2)	$175.8
Total weighted average shares	73.9			73.9	74.0			74.0

Diluted net income per common share	$5.87			$6.58	$2.27			$2.38

(1) Represents the impact on net income in the year ended February 3, 2013 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) costs incurred in connection with the Company’s acquisition of Warnaco; (iii) the interest expense incurred in connection with the issuance of $700 million of senior notes related to the Company’s acquisition of Warnaco; (iv) the recognized actuarial loss on retirement plans; (v) the tax effects associated with these costs; and (vi) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits.

(2) Represents the impact on net income in the quarter ended October 28, 2012 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) costs incurred in connection with the Company’s acquisition of Warnaco; (iii) the tax effects associated with these costs; and (iv) the tax benefit resulting from the recognition of previously unrecognized tax credits.